Exhibit 10.25

CONFIDENTIAL

Severance

In the event of the involuntary termination of your employment by the Company without Cause or your resignation for Good Reason (each as defined in this Letter Agreement), subject to the terms and conditions of this Letter Agreement, you will be eligible to receive (a) a severance payment in an amount equal to __ months of your then-current base salary plus __/12 or        percent, (      %) of your then-current annual target bonus amount under the Company’s then-current cash incentive bonus in which you are eligible to participate, payable in equal installments according to the Company’s standard bi-weekly payroll schedule over the __ months following the effective termination date of your employment (such benefit, the “Severance Benefit” and such payment period, the “Severance Period”) and (b) a “COBRA Subsidy Benefit” (as described below), subject to the terms and conditions in this Letter Agreement and provided you first execute a valid separation agreement containing a release of all claims in a form acceptable to the Company (without revoking it, as applicable). The Severance Benefit will commence no later than the first regularly scheduled Company payroll after the Company’s receipt of the fully executed separation agreement and release and expiration of any applicable revocation period (provided that you otherwise have fulfilled your obligations under this Letter Agreement, and subject to the requirements of Section 409A described below).

During the Severance Period, you and anyone entitled to claim under or through you shall also be eligible to continue your then-current coverage under the Company’s group medical plan, dental plan, vision plan, subject to the terms and conditions of such plans as in effect or amended from time to time, provided that you timely elect such coverage under COBRA. If you timely elect such continued coverage, during the Severance Period, you will continue participation in these plans at the then-current “active” employee contribution rate for you and eligible dependents (where applicable) and the Company will pay the “employer” share of the coverage premium (the “COBRA Subsidy Benefit”). After the Severance Period, any continued coverage pursuant to COBRA will be at your sole expense. Any participation (if any) in any of the Company’s other benefit plans and policies will be determined in accordance with the terms and conditions of such plans and policies. However, because you will no longer be an employee of the Company after your termination date, you will not accrue any bonus, PTO or other compensation during the Severance Period.

For purposes of the severance arrangements described in this Letter Agreement, “Good Reason” means the occurrence of any of the following events, without your consent (which will not be unreasonably withheld): (i) a material diminution in your Base Salary, unless such reduction applies on a similar basis to other employees in similarly situated roles within the Company; (ii) a material diminution in your duties or responsibilities (other than as a result of your misconduct or your medically certified reasonable accommodations/work limitations, provided that a change in job title or reporting relationships without a material diminution in your duties or responsibilities will not constitute Good Reason; or (iii) relocation of your primary assigned work location by more than fifty (50) miles from its current location. If you believe that Good Reason exists, you must provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within fourteen (14) days of the initial existence of such circumstances, and the Company will have a period of thirty (30) days following receipt of such notice to cure such event. If you do not resign for Good Reason within thirty (30) days after the expiration of the applicable cure period (provided the Company did not substantially cure the circumstances), then Good Reason no longer will exist and you will be deemed to have irrevocably waived your right to resign for Good Reason based on those circumstances.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

Notwithstanding anything to the contrary in this Letter Agreement, you will not be eligible to earn and will not receive any Severance Benefit or COBRA Subsidy Benefit if your employment is terminated for Cause or the Company, in its sole discretion, subsequently concludes that facts and circumstances exist or existed that would have justified a termination for Cause. Additionally, if the Company determines (in its sole discretion) after any severance benefits have commenced or otherwise been provided to you under this Letter Agreement, that there are facts and circumstances that would have justified a termination of your employment for Cause, you will no longer receive any such benefits and the Company may require you to repay upon thirty (30) days’ notice the gross amount of the Severance Benefit and COBRA Subsidy Benefit (or any portion thereof) that previously were paid to you or on your behalf. If the Company is obligated under applicable law to provide severance pay, notice pay or other similar benefits or is obligated by law to provide any advance notice of the separation of your employment (“Notice Period”), then the Severance Benefit will be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any such severance pay, notice pay or other similar benefits provided during any Notice Period.

For purposes of the severance arrangement in this this Letter Agreement, “Cause” means (i) your failure, neglect or refusal, as determined by the Company, to satisfactorily perform the significant duties of your position; (ii) any misconduct by you that had, has or could have the effect of injuring or otherwise adversely impacting the reputation or business of the Company or any of its affiliates; (iii) your continued or repeated absence from work, unless such absence is approved or otherwise excused by Company management or is the result of your illness, disability or incapacity (in which event (ix) below shall control); (iv) your use of illegal drugs while on or off duty or drunkenness while on duty; (v) your commission of a felony or other crime of moral turpitude; (vi) your commission of an act of fraud, deceit, material misrepresentation or embezzlement against the Company or any of its affiliates; (vii) withholding of information from the Company regarding or related to the activity of any employee, contractor, supplier, distributor, or vendor of the Company (except as permitted by law); (viii) you have engaged in conduct that, as determined by the Company, violates (or reasonably could be deemed to violate) Company standards or policies or any regulatory rules, standards or laws, including, without limitation, information learned about your conduct through a Company or regulatory body investigation or otherwise, whether or not such conduct predated the date of this Letter Agreement; or (ix) your disability, which shall mean your inability to perform the essential functions of your position, with or without reasonable accommodation by the Company, for an aggregate of one hundred twenty (120) days (whether or not consecutive) during any twelve (12)-month period during your employment with the Company. Notwithstanding anything to the contrary in this Letter Agreement or any applicable plan documents, you will not be eligible to earn and will not receive any payments under this Letter Agreement if, prior to the applicable payment date, the Company determines (in its sole discretion) that facts and circumstances exist or existed that constitute Cause even if your employment has not terminated. Additionally, if the Company determines (in its sole discretion) after the payment(s) of any amount to you under this Letter Agreement that there are facts and circumstances that would have justified a termination of your employment for Cause, the Company may require you to repay upon thirty (30) days’ notice the gross amount of such payment(s) (or any portion thereof) previously paid to you.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

Additional Provisions

This Letter Agreement supersedes all contemporaneous and previous agreements, whether oral or written, between you and MiMedx or any of its affiliates, related to the arrangements identified in the first paragraph this Letter Agreement.

The Company’s obligation to provide (or continue to provide) any payments or other benefits under this Letter Agreement is expressly contingent upon you remaining in compliance with Company policies and your obligations under your confidentiality, intellectual property, non-competition, and/or non-solicitation agreements with the Company. Without limiting any other available remedy to the Company, the Company reserves the right to require you to repay upon thirty (30) days’ notice the gross amount of any and all payment(s) or benefit(s) (or any portion thereof) previously paid to you under this Letter Agreement, if you violate your obligations under your confidentiality, intellectual property, non-competition, and/or non-solicitation agreements with the Company.

The offer and execution of this Letter Agreement is confidential. You are required to maintain all information concerning this Letter Agreement in confidence at all times, except that you may discuss this Letter Agreement and its terms with your attorneys, accountants, and immediate family (provided that you ensure that each such person maintains the confidentiality of this Letter Agreement) or as permitted under applicable law. Failing to comply with these confidentiality obligations could result in the disqualification of your eligibility for the benefits in this Letter Agreement and possibly other disciplinary action. However, nothing in this Letter Agreement prohibits you from communicating directly with or responding to any inquiry from, or from providing testimony before, the United States Securities and Exchange Commission or any other self-regulatory organization or any other state or federal regulatory authority, or from reporting possible violations of laws or regulations to any federal, state, or local governmental agency or entity, or self-regulatory organization, or from making other disclosures that are protected under applicable state or federal laws or regulations, and you are not required to obtain authorization or notify the Company that you are making or any such reports or disclosures.

Nothing in this Letter Agreement alters your “at will” employment status or guarantees you employment or other engagement with MiMedx for any period of time. This means your employment may be terminated by the Company or by you at any time, with or without advance notice, for any or no reason, with or without Cause. Additionally, nothing in this Letter Agreement limits the Company’s ability to take any disciplinary or other employment action it deems appropriate, up to and including the termination of employment, in the event that you are determined by the Company to have engaged in any misconduct, whether or not such conduct constitutes Cause as defined in this Letter Agreement.

This Letter Agreement will be governed by and construed in accordance with the substantive laws of the State of Georgia, without regard to the conflict of law principles, rules or statutes of any jurisdiction. This Letter Agreement may not be amended orally and may only be amended by a written agreement signed by you and an authorized representative of the Company.

All payments made under this Letter Agreement will be subject to required and authorized withholdings and deductions. All payments under this Letter Agreement are intended to be exempt from, or if applicable, comply with, Section 409A of the Internal Revenue Code (the “Code”), including under the provisions governing short-term deferral and separation pay exemptions and provisions related to certain legal and administrative delays. All references in this Agreement to your termination of employment and to the Separation Date shall mean a separation from service within the meaning of Section 409A of the Code. If the period following termination of your employment during which any installment payments may commence begins in one taxable year and ends in a second taxable year, such installments will commence in the second taxable year. Each payment under this Letter Agreement as a result of your separation from service shall be considered a separate payment for purposes of Section 409A of the Code. Notwithstanding anything in this Letter Agreement to the contrary, if at the time of your termination of employment with the Company, you are a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following your termination of employment with the Company or the earliest date as is permitted under Section 409A.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com